SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   XCEED INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                        13-3006788
(State or other jurisdiction of                           (IRS Employer
 incorporation or organization)                        Identification No.)

                  488 Madison Avenue, New York, New York 10022
                    (Address of Principal Offices) (Zip Code)

                           THE 1998 STOCK OPTION PLAN
                            (Full title of the plan)

                 Richard Blumberg, Esq., McLaughlin & Stern, LLP
                     260 Madison Avenue, New York, NY 10016
                                  212-448-1100
               (Address and telephone number of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the securities herein begun as soon as practicable after such effective date.

                         Calculation of Registration Fee
                                                         Proposed                Proposed
       Title of                                          maximum                  maximum                Amount of
   securities to be            Amount to be           offering price        aggregate offering          registration
      registered                registered               per unit                  price                    fee
-----------------------  ------------------------  --------------------  -------------------------  --------------------
     Common Stock           2,000,000 shares 1           $10.125                $20,250,000             $5,629.50 2
       par value
    $.01 per share

         1 This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Xceed 1997 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Xceed Inc.

         2 Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as Amended, on the basis of 100% of the average of the high and low prices reported on the NASDAQ National Market System on March 12, 1999.

                                     PART II

               Information Required in the Registration Statement


Item 3 - Incorporation of Certain Documents by Reference

         The documents listed in (a) through (c) below are incorporated by reference in the registration statement, and all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing such documents.

         (a) Xceed's Annual Report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the year ended August 31, 1998 filed with the Commission on December 9, 1998 and transmitted to all shareholders of record on February 12, 1999.

         (b) The following reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act:

                  (1) Form 10-Q for the three months ended November 30,1998 filed with the Commission on January 15, 1999.

                  (2) Form 8-K reporting redemption of Redeemable Class B Warrants filed with the Commission on January 29, 1999.

         (c) The description of the shares of Common Stock is contained in the Registrant's Registration Statement on Form SB-2, File No. 33-23910, initially filed with the Commission on April 15, 1995.

Item 4 - Description of Securities

         Not Applicable

Item 5 - Interests of Named Financial Experts and Counsel

         Not Applicable

Item 6 - Indemnification of Directors and Officers

         Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article 7 of the Company's Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as amended from time to time, each person that such section grants the

Corporation the power to indemnify. Section 145 of the Delaware Corporation Law permits the Company to indemnify any person in connection with the defense or settlement of any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner that he reasonably believes to be in or not opposed to the best interests of the Company, and, with respect to any criminal action of proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may be indemnified by the Company against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.

         Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article 7 of the Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The aforesaid provision also eliminates the liability of any stockholder for managerial acts or omissions, pursuant to Section 350 of the Delaware Corporation Law or any other provision of Delaware law, to the same extent that such liability is limited for a director.

         Additionally, the Company maintains directors and officers liability insurance.

Item 7 - Exemption From Registration Claimed

         The options granted under the 1998 Stock Option Plan were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 8 - Exhibits

 4(a)  Description of Common Stock (1)
 5     Opinion of McLaughlin & Stern, LLP *
23(a)  Consent of Holtz, Rubenstein & Co., LLP *
23(b) Consent of McLaughlin & Stern, LLP (included in Exhibit 5 hereto) * 10(n) Copy of Water-Jel Technologies, Inc. [now known as Xceed Inc.] 1998 Stock
       Option Plan *
--------------
         *  Filed herewith.
         (1) Incorporated by reference from the Company's Registration Statement on Form S-18, File No. 2-90512-NY initially filed with the Commission on April 12, 1984.

Item 9 - Undertakings

         The Registrant hereby undertakes:

         (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 18, 1999.

                                      XCEED INC.

                                      By:/s/ Werner Haase
                                         Werner Haase, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                    Title                                Date
---------                    -----                                ----
/s/ Werner G. Haase          Chief Executive Officer and       March 18, 1999
--------------------         Co-Chairman of the Board
Werner G. Haase

/s/ Scott Mednick            Chairman                          March 18, 1999
--------------------
Scott Mednick

/s/ William Zabit            President                         March 18, 1999
--------------------
William Zabit

/s/ Terry Anderson           Director                          March 18, 1999
--------------------
Terry Anderson

/s/ John Bermingham          Director                          March 18, 1999
--------------------
John Bermingham

/s/ Norman Doctoroff         Director                          March 18, 1999
--------------------
Norman Doctoroff


         Pursuant to the requirements of the Securities Act of 1933, the Stock Option Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 18, 1999.

                                        THE 1998 STOCK OPTION PLAN

                                        By:/s/ Werner Haase
                                           Werner Haase, Chief Executive Officer

                                        By:/s/ John A. Bermingham
                                           John A. Bermingham, Director

                                        By:/s/ Norman Doctoroff
                                           Norman Doctoroff, Director

Index to Exhibits Filed Herewith

 5     Opinion of McLaughlin & Stern, LLP *
23(a)  Consent of Holtz, Rubenstein & Co., LLP *
23(b) Consent of McLaughlin & Stern, LLP (included in Exhibit 5 hereto) * 10(n) Copy of Water-Jel Technologies, Inc. [now known as Xceed Inc.] 1998 Stock
       Option Plan *